UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2019

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)
 Fannie Mae

Federally chartered corporation	0-50231	52-0883107	1100 15th Street, NW			800	232-6643
			Washington,	DC	20005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(Address of principal executive offices, including zip code)			(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.
Letter Agreement with Treasury
On September 27, 2019, Fannie Mae (formally known as the Federal National Mortgage Association), through the Federal Housing Finance Agency (“FHFA”), acting on Fannie Mae’s behalf in its capacity as conservator, and the United States Department of the Treasury (“Treasury”) entered into a letter agreement modifying the dividend and liquidation preference provisions of the Variable Liquidation Preference Senior Preferred Stock, Series 2008-2 (which we refer to as the “senior preferred stock”), that Fannie Mae issued to Treasury in September 2008. These modifications and other specified provisions of the letter agreement are described below.

•
Modification to Dividend Provisions—Increase in Applicable Capital Reserve Amount. The terms of the senior preferred stock provide for dividends each quarter in the amount, if any, by which our net worth as of the end of the immediately preceding fiscal quarter exceeds the applicable capital reserve amount. The letter agreement modifies the dividend provisions of the senior preferred stock to increase the applicable capital reserve amount from $3 billion to $25 billion, effective for dividend periods beginning July 1, 2019.

As a result of this change to the senior preferred stock dividend provisions, no dividend amount is payable for the third quarter of 2019, as our net worth of $6.4 billion as of June 30, 2019 is lower than the $25 billion applicable capital reserve amount. Accordingly, we did not pay a dividend to Treasury for the third quarter of 2019.

•
Modification to Liquidation Preference Provisions—Increase in Liquidation Preference. The letter agreement provides that, on September 30, 2019, and at the end of each fiscal quarter thereafter, the liquidation preference of the senior preferred stock will increase by an amount equal to the increase in the net worth amount, if any, during the immediately prior fiscal quarter, until such time as the liquidation preference has increased by $22 billion.

The liquidation preference of the senior preferred stock was $123.8 billion as of June 30, 2019. During the second quarter of 2019, our net worth increased by $3.4 billion. As a result, the liquidation preference of the senior preferred stock has increased to $127.2 billion as of September 30, 2019.

•
New Certificate of Designation. The letter agreement provides that Fannie Mae will amend or replace the existing Certificate of Designation for the senior preferred stock to reflect the revised dividend provisions, effective September 30, 2019.

•
Agreement to Amend Senior Preferred Stock Purchase Agreement to Enhance Taxpayer Protections. The letter agreement provides that Fannie Mae and Treasury agree to negotiate and execute an additional amendment to the senior preferred stock purchase agreement that further enhances taxpayer protections by adopting covenants broadly consistent with recommendations for administrative reform contained in Treasury’s September 2019 Housing Reform Plan.

A copy of the letter agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference. The description of the letter agreement herein is qualified in its entirety by reference to the full text of the agreement filed as Exhibit 10.1 to this report.
Material Relationships with Treasury
Treasury beneficially owns more than 5% of the outstanding shares of our common stock by virtue of the warrant we issued to Treasury on September 7, 2008. Discussions of Treasury’s beneficial ownership of our common stock and our transactions with Treasury are contained in our annual report on Form 10-K for the year ended December 31, 2018 (“2018 Form 10-K”) under the heading “Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons—Transactions with Treasury” and are incorporated herein by reference. Our 2018 Form 10-K also contains a description of Fannie Mae’s amended and restated senior preferred stock purchase agreement with Treasury (the “senior preferred stock purchase agreement”), the senior preferred stock and the warrant under the heading “Business—Conservatorship, Treasury Agreements and Housing Finance Reform—Treasury Agreements.”

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being submitted with this report:

Exhibit Number	Description of Exhibit
10.1
Letter Agreement between the United States Department of the Treasury and the Federal National Mortgage Association, acting through the Federal Housing Finance Agency as its duly appointed conservator, dated September 27, 2019

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document included as Exhibit 101

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Stephen H. McElhennon
Stephen H. McElhennon
Senior Vice President and Deputy General Counsel
Date: October 1, 2019